Exhibit 10.3

PARTICIPATION RIGHTS
AGREEMENT

THE UNITED STATES DEPARTMENT OF DEFENSE

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TRILOGY METALS INC.

September 11, 2026

PARTICIPATION RIGHTS AGREEMENT

THIS AGREEMENT is made as of the 11th day of September, 2026.

AMONG:

TRILOGY METALS INC., a Company organised and existing under the laws of the Province of British Columbia (hereinafter referred to as the “Company”),

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THE UNITED STATES DEPARTMENT OF DEFENSE, (also referred to herein as the “Department of War” or “Investor”).

WHEREAS

A.	Pursuant to an investment agreement between the Company and the Investor dated August 28, 2026 (the “Investment Agreement”), the Investor has agreed to purchase 8,215,570 Units (as defined in the Investment Agreement) of the Company at a price of $2.17 per Unit, with each Unit comprised of one Common Share (as defined herein) and three-quarters of one Warrant (as defined in the Investment Agreement) for an aggregate purchase price of $17,827,786.90 (the “Private Placement”); and

B.	It is a condition to the completion of the Private Placement that the Company provide the Investor with the rights provided for herein.

NOW THEREFORE, in consideration of the respective covenants and agreements of the Parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree hereto as follows:

SECTION 1
GENERAL

1.1           Definitions

As used in this Agreement the following terms shall have the following respective meanings:

(a)	“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, through one or more Persons Controls, or is Controlled by, or is under common Control with, such specified Person;

(b)	“Agreement” means this participation rights agreement among the Company and the Investor and all schedules hereto, as well as any amendment or modification which may be made hereto in writing as permitted by Section 4.5 from time to time;

(c)	“Applicable Canadian Securities Legislation” means all applicable securities laws of each of the Reporting Jurisdictions and the respective rules and regulations under such laws together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other applicable regulatory instruments of the securities regulatory authorities in any of the Reporting Jurisdictions;

(d)	“Applicable Law” means, at any time, with respect to any Person, property, transaction, event or other matter, as applicable, all laws, rules, statutes, regulations, treaties, orders, judgments and decrees, and all official requests, directives, rules, guidelines, orders, policies, practices and other requirements of any Governmental Authority relating or applicable at such time to such Person, property, transaction, event or other matter, and also includes any interpretation thereof by any Person having jurisdiction over it or charged with its administration or interpretation;

(e)	“Business Day” means any day other than Saturday, Sunday or a statutory holiday when banks are not open in New York, New York or Vancouver, British Columbia;

(f)	“Common Shares” means common shares of the Company;

(g)	“Control”, “Controlled by” and “under common Control with”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise;

(h)	“Convertible Securities” means any security convertible, exchangeable or exercisable for or into, with or without consideration, any Common Shares or other equity security of the Company, including any warrants, options or other rights;

(i)	“Company” has the meaning set forth in the preamble hereto;

(j)	“Equity Securities” means (A) any Common Shares or other equity securities of the Company and/or (B) any Convertible Securities;

(k)	“Exempt Securities” means:

(i)	Common Shares or other equity securities issued pursuant to, or pursuant to the exercise of Convertible Securities issued under the Company’s Equity Incentive Plan, Restricted Share Unit Plan, Deferred Share Unit Plans or other equity incentive plans;

(ii)	Common Shares or other equity securities issued upon the exercise, conversion or exchange of any Convertible Securities;

(iii)	Common Shares or other equity securities issued pursuant to a Non-Cash Transaction;

(iv)	Common shares or other equity securities issued pursuant to any “at-the-market distribution” as such term is defined under National Instrument 44-102 – Shelf Distributions and in Rule 415 under the United States Securities Act of 1933, as amended; and

(v)	Common Shares or other equity securities issued in connection with any stock split, stock dividend or recapitalization by the Company;

(l)	“Exchange” means either the Toronto Stock Exchange or the NYSE American LLC and “Exchanges” means both the Toronto Stock Exchange or the NYSE American LLC

(m)	“Governmental Authority” means any (a) nation or government, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any relevant domestic, foreign, multinational or international body, governmental division, department, agency, board, bureau, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

(n)	“Investor” has the meaning set forth in the preamble hereto;

(o)	"Non-Cash Transaction" means a transaction whereby the Company issues Equity Securities for non-cash consideration, or as a result of a consolidation, amalgamation, merger, arrangement, corporate reorganization or similar transaction or business reorganization resulting in a combined Company;

(p)	“Ownership Interest” means the percentage of the Equity Securities owned beneficially by the Investor and its Affiliates, collectively, calculated in accordance with Section 1.6;

(q)	“Participation Right” has the meaning set forth in Section 2.1;

(r)	“Participation Right Acceptance Notice” has the meaning set forth in Section 2.4;

(s)	“Participation Right Notice Period” has the meaning set forth in Section 2.4;

(t)	“Participation Right Offer Notice” has the meaning set forth in Section 2.3;

(u)	“Parties” means, collectively, the Company and the Investor, and “Party” means either the Company or the Investor;

(v)	“Person” means any individual, Company or company with or without share capital, partnership, joint venture, association, trust, unincorporated organization, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(w)	“Proceeding” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation, legal or administrative proceeding or other similar event, occurrence or proceeding;

(x)	“Proposed Offering” has the meaning set forth in Section 2.1;

(y)	“Reporting Jurisdictions” means all of the jurisdictions in Canada in which the Company is a “reporting issuer;”

(z)	“Rights Offering” means a rights offering, dividend distribution, or any other transaction in which the general body of holders of affected securities of the same class are treated identically on a per security basis and the exercise, conversion or exchange of the securities offered pursuant to any such transaction;

(aa)	“Shareholders” means the shareholders of the Company;

(bb)	“South 32” means South32 International Investment Holdings Pty. Ltd.;

(cc)	“South32 Participation Rights Agreement” means the Participation Rights Agreement dated December 19, 2017 between South32 International Investment Holdings Pty. Ltd. and the Company, as it may be amended, restated or replaced from time to time;

1.2           Recitals

The recitals form an integral part of this Agreement.

1.3           Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

1.4           Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5           Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in the currency of the United States.

1.6           Calculation of Ownership Interest

For the purpose of this Agreement, the Ownership Interest at any given time shall be calculated by using the number of the Common Shares on a non-diluted basis owned beneficially by the Investor and its Affiliates, collectively, and dividing such number by the number of issued and outstanding Common Shares of the Company.

SECTION 2

PARTICIPATION RIGHT GRANTED BY THE COMPANY

2.1           Participation Right

Subject to Section 2.7, the Investor shall have a right (the “Participation Right”) to subscribe for any Equity Securities that the Company may, from time to time, sell and issue after the date hereof whether pursuant to a public offering, private placement or otherwise, excluding any issuances of Exempt Securities or issuances of Equity Securities pursuant to a Rights Offerings (“Proposed Offering”), in order to maintain the Investor’s Ownership Interest in effect as of the date of a Participation Right Acceptance Notice.

The Parties acknowledge that South32 holds pre-emptive participation rights pursuant to the South32 Participation Rights Agreement. The Company shall not be obligated to issue Equity Securities to the Investor pursuant to the Participation Right to the extent that doing so, together with any securities issuable to South32 in respect of the same Proposed Offering under the South32 Participation Rights Agreement, would exceed the number of Equity Securities available in such Proposed Offering pursuant to Applicable Law and Exchange rules and requirements. The Company shall administer the Participation Right and the South32 Participation Rights Agreement in a commercially reasonable manner so as to give effect to both participation rights to the maximum extent practicable.

2.2           Shareholder Approval

In the event that a Participation Right shall be subject to Shareholder approval, the Company shall use its commercially reasonable efforts to cause the approval of such Participation Right at the next meeting of Shareholders that is convened by the Company in order to allow the Investor to exercise its Participation Right. The Company shall solicit proxies from the Shareholders for use at such meeting to obtain such approval.

2.3           Notice of Participation Right

The Company shall send a written notice to the Investor (the “Participation Right Offer Notice”) of any Proposed Offering specifying:

(a)	the number and type of Equity Securities to be issued under the Proposed Offering;

(b)	the price per Equity Security to be issued under the Proposed Offering;

(c)	the expected closing date of the Proposed Offering;

(d)	whether the Proposed Offering is a “bought deal”;

(e)	the total number of the then issued and outstanding Common Shares (which shall include any securities to be issued to persons having similar participation rights);

(f)	all of the other material terms and conditions of the Proposed Offering.

2.4           Exercise of Participation Right

The Investor shall have a period of five (5) Business Days from the date of the Participation Right Offer Notice (the “Participation Right Notice Period”) to notify the Company in writing (the “Participation Right Acceptance Notice”) of the exercise of its Participation Right. Such Participation Right Acceptance Notice shall specify:

(a)	the number of Common Shares and other Equity Securities owned beneficially by the Investor and its Affiliates;

(b)	the Investor’s Ownership Interest;

(c)	the number of Equity Securities the Investor wishes to acquire under the Proposed Offering pursuant to its Participation Right; and

(d)	the number of Equity Securities that the Investor and its Affiliates will hold post the exercise of the Participation Right.

If the Investor gives a Participation Right Acceptance Notice, the sale of the Equity Securities to the Investor shall be completed at the same time as the completion of the Proposed Offering, provided that the sale to the Investor may be completed after the completion of the Proposed Offering if such sale is subject to the approval of the Shareholders.

2.5           Company’s Failure to Close Proposed Offering

If the Company has not issued the Equity Securities under a Proposed Offering within sixty (60) days of the expiry of the Participation Right Notice Period, the Company shall not thereafter proceed with such Proposed Offering without providing the Investor with another opportunity to exercise its Participation Right in respect of such Proposed Offering.

2.6           Bought Deals

Notwithstanding the foregoing, if any Proposed Offering to which this paragraph applies is to be conducted on a “bought deal” basis, then:

(a)	the period for the Investor’s response under Section 2.5 shall be reduced to three (3) Business Days; and

(b)	notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, choose not to include the Investor in the “bought deal” Proposed Offering but may instead complete a private placement with the Investor at the same price as the “bought deal” Proposed Offering, to close concurrently with the ‘bought deal” Proposed Offering, and the Investor and the Company shall act reasonably and in good faith, having regard to the specific circumstances surrounding such “bought deal” Proposed Offering, so determine the Investors participation within the parameters contemplated by Section 2.1.

2.7           Termination

The Participation Right and this Participation Rights Agreement will automatically terminate if the Investor’s and its Affiliates’ aggregate beneficial ownership of Common Shares of the Company is reduced to less than 8,000,000 Common Shares (subject to appropriate adjustments for any share splits, share consolidations. Combinations, recapitalizations or other similar events).

SECTION 3

ANTI-CORRUPTION

3.1           Compliance with Laws

The Company shall not take, and shall cause its subsidiaries not to take, any action, directly or indirectly, that will result in a violation of the Foreign Corrupt Practices Act of 1977 (United States), as amended, and the rules and regulations thereunder, any applicable state law of the United States of America regarding corruption, and the Corruption of Foreign Public Officials Act (Canada) (collectively, “Anti-corruption Laws”). The Company shall maintain an internal accounting controls system and anti-corruption policies and procedures that meet the Investor’s anti-corruption and anti-bribery requirements (as applicable to the Company), are reasonably designed to ensure the proper authorization, recording and reporting of all transactions, and provide reasonable assurance that violations of applicable Anti-corruption Laws will be prevented, detected and deterred.

SECTION 4

MISCELLANEOUS

4.1           Governing Law

This Agreement shall be governed in all respects by the United States Federal Law, without giving effect to the conflict-of-laws rules thereof to the extent such rules would require or permit the application of the Applicable Laws of another jurisdiction. To the extent that United States Federal Law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the Parties that the Applicable Laws of the State of New York (without giving effect to its conflict-of-laws rules) shall be adopted as the governing rule of decision; provided, that notwithstanding the foregoing, (i) the procedures and matters necessary for the matters contemplated hereby and actually required by reason of the Company being incorporated under the Applicable Laws of Canada, including but not limited to the procedural requirements for the issuance of the Equity Securities, shall be governed by the Applicable Laws of Canada, and (ii) certain mandatory provisions in respect of the Applicable Canadian Securities Legislation shall apply irrespective of the governing law as provided in this Agreement.

The Company agrees to submit to the exclusive jurisdiction and venue of the federal courts of the Southern District of New York (and its appellate courts) for any and all civil actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

Investor, to the maximum extent permitted by law, irrevocably agrees to submit itself, for any claim arising from, related to, or in connection with this Agreement or the transactions contemplated hereby to the jurisdiction of (i) the U.S. Court of Federal Claims (ii) any other

Federal court or tribunal of competent jurisdiction; and (iii) appellate courts from any of the foregoing.

Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, (i) any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) any claim that it is not personally subject to the jurisdiction of the above-mentioned courts for any reason, and (iii) any claim that any Proceeding brought in the above-mentioned courts has been brought in an inconvenient forum or that the venue is improper. Each Party hereto other than Investor hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, that it or its property is exempt or immune from jurisdiction of the above-mentioned courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise). Each Party hereto further irrevocably consents to service of process in the manner provided for notices in Section 4.13. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by any Applicable Law.

THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

4.2           Specific Performance

The Company acknowledges that the rights of the Investor to enforce this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement by the Company, money damages are inadequate and Investor would have no adequate remedy at law. It is accordingly agreed that Investor shall be entitled to (and the Company shall not oppose on the basis that injunctive relief or specific performance is not available due to availability of an adequate remedy at law) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, this being in addition to any other remedy to which it is entitled at law or in equity.

4.3           Further Assurances

Each of the Parties hereto shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

4.4          Statements as to Factual Matters

All statements as to factual matters contained in the recitals, any certificate or other instrument delivered pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties under this Agreement.

4.5           Amendments

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

4.6           Assignment

No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other parties. Notwithstanding the foregoing the Investor shall be entitled to assign any or its rights or benefits under this Agreement to an Affiliate of the Investor.

4.7           Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective permitted assigns and successors or executors or administrators.

4.8           Entire Agreement

This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject hereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

4.9           Severability

In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.10        Delays and Omissions

It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any holder, upon any breach, default or noncompliance of any Party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Party’s part of any breach, default or noncompliance under the Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to holders, shall be cumulative and not alternative.

4.11        Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts (whether by fax or other electronic means), with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

4.12        Expenses

Each party will pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein, including the fees and expenses of legal counsel, financial advisors, accountants, consultants and other professional advisors.

4.13        Notices

Any notice or other communication that is required or permitted to be given hereunder shall be in writing and shall be validly given delivered in person (including by courier service) or by email as follows:

(a)            in the case of the Investor:

United States Department of Defense

The Office of Industrial Base Policy

Assistant Secretary of Defense

Pentagon, Washington, DC 20301

Attention: Deputy Chief of Staff to the Deputy Secretary of Defense

Email: [redacted]

With a copy to:

McDermott Will & Schulte LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067-3206

Attention: Edward Zaelke

Email: [redacted]

(b)            in the case of the Company:

Trilogy Metals Inc.

510 Burrard Street, Suite 901

Vancouver, British Columbia V6C 3A8

Attention:       Elaine Sanders

Email:               [redacted]

Any such notice or other communication shall be deemed to have been given and received (i) when personally delivered, or delivered by same-day courier; or (ii) on the fourth business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (iii) upon delivery when sent by nationally recognized prepaid overnight express delivery service (e.g., FedEx, UPS); or (iv) when sent by email or facsimile and upon the receipt by the sending party of written confirmation by the receiving party; provided, however, that an automated facsimile or email confirmation of delivery or read receipt shall not constitute such confirmation.

Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 4.13.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Participation Rights Agreement as of the date set forth above.

THE UNITED STATES DEPARTMENT OF DEFENSE

By:	/s/ Michael P. Duffey
Name: Hon. Michael P. Duffey
Title: Under Secretary of War for Acquisition and Sustainment

TRILOGY METALS INC.

By:	/s/ Tony Giardini
Name: Tony Giardini
Title: President and Chief Executive Officer